NOMURA PARTNERS FUNDS, INC.

CODE OF ETHICS

While affirming its confidence in the integrity and good faith of all of its officers and directors, Nomura Partners Funds, Inc. (the “Corporation”) recognizes that the knowledge of present or future portfolio transactions and/or, in certain instances, the power to influence portfolio transactions which may be possessed by certain of its officers or directors, could place such individuals, if they engage in personal securities transactions, in a position where their personal interests may conflict with that of the Corporation. In view of this and of the provisions of Rule 17j-1(b) under the Investment Company Act of 1940, as amended (“1940 Act”), the Corporation has determined to adopt this Code of Ethics (“the Corporation’s Code” or “this Code”) to specify and prohibit certain types of personal securities transactions that may create conflicts of interest and to establish reporting requirements and enforcement procedures.

This Code is divided into five parts. The first part contains provisions applicable to “Access Persons” and “Advisory Persons” (as defined in Rule 17j-1 under the 1940 Act) of the Corporation who are also either officers, directors or employees of Nomura Asset Management U.S.A., Inc (or an affiliate thereof), which is the investment adviser to the Corporation, and certain affiliates are sub-advisers to the Corporation (herein jointly referred to as the “Adviser”); the second part pertains to Access Persons and Advisory Persons who are also either officers, directors or employees of Martin Currie Inc. or McKinley Capital Management, LLC (or an affiliate thereof), which are sub-advisers to the Corporation (the “Sub-Advisers”); the third part pertains to Access Persons and Advisory Persons who are also either officers, directors or employees of Foreside Fund Services, LLC, which is the distributor for the Corporation, or Foreside Management Services, LLC or Foreside Compliance Services, LLC, which provide compliance services and officers to the Corporation (or affiliates thereof) (herein jointly referred to as “Foreside”); the fourth part pertains to officers, directors and honorary directors unaffiliated with the Adviser, the Sub-Advisers and Foreside; and the fifth part contains record-keeping and other general provisions.

The Corporation expressly affirms the provisions of Rule 17j-1(b) as applicable to all persons governed by the Corporation’s Code. As a result, in addition to matters otherwise addressed in this Code or incorporated herein from the code of ethics of any service provider, any of the following actions shall be expressly prohibited in connection with the purchase or sale, directly or indirectly, by such person of (a) a security held or to be acquired by any Series of the Fund or (b) any share of any Series:

1.	To employ any device, scheme or artifice to defraud the Corporation or any Series;

2.	To make any untrue statement of a material fact to the Corporation or any Series or omit to state a material fact necessary in order to make the statements made to the Corporation or any Series, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Corporation or any Series; or

4.	To engage in any manipulative practice with respect to the Corporation or any Series.

The Adviser, the Sub-Advisers and Foreside impose stringent reporting requirements and restrictions on the personal securities transactions of its personnel. The Corporation has determined that the high standards established by the Adviser, the Sub-Advisers and Foreside may be appropriately applied by the Corporation to its Access Persons and Advisory Persons who are affiliated with the Adviser, the Sub-Advisers or Foreside and, accordingly, may have frequent opportunities for knowledge of and, in some cases, influence over, portfolio transactions for a series of the Corporation.

In the experience of the Corporation, officers, directors and honorary directors who are unaffiliated with the Adviser, the Sub-Advisers or Foreside have comparatively less current knowledge and considerably less influence over specific purchases and sales of securities by a series of the Corporation. Therefore, this Code contains separate provisions applicable to these unaffiliated officers and directors.

I.	Definitions

A. “Affiliated Director” means, for purposes of this Code, a director or honorary director of the Corporation who is a director, officer or employee of the Adviser, the Sub-Advisers, Foreside or an affiliate of any of them.

B. “Affiliated Officer” means, for purposes of this Code, an officer of the Corporation who is a director, officer or employee of the Adviser, the Sub-Advisers, Foreside or an affiliate of any of them.

C. “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1 (a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an unaffiliated director has or acquires.

D. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides in general that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

E. “Derivative” means options, futures contracts, options on futures contracts, swaps, caps and the like, where the underlying instrument is a security, a securities index, a financial indicator, or a precious metal.

F. “Disinterested Director” means a director or honorary director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

G. “Interested Director” means a director or honorary director of the Corporation who is an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

H. “Late Trading” means when a mutual fund order is received from a client after the trading deadline of a series of the Corporation and after the day’s closing price (NAV) is calculated in accordance with Rule 22c-1.

I. “Market Timing” means the purchase or sale of shares of a series of the Corporation within thirty (30) days with the intention of capturing short-term profits from market volatility.

J. “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

K. “Review Officer” shall have the meaning provided in Section V.B of this Code.

L. “Reviewable Transaction” shall have the meaning provided in Section IV.E.1 of this Code.

M. “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities), except that it shall not include direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, other high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end investment companies (other than a series of the Corporation). The term “security” includes any separate security which is convertible into, exchangeable for or which carries a right to purchase a security and also includes derivatives.

N. “Unaffiliated Director” means, for purposes of this Code, a director or honorary director of the Corporation who is not a director, officer or employee of the Adviser, Sub-Adviser, Foreside or an affiliate of any of them.

O. “Unaffiliated Officer” means, for purposes of this Code, an officer of the Corporation who is not a director, officer or employee of the Adviser, Sub-Adviser, Foreside or an affiliate of any of them.

II.	Rules Applicable to Access Persons and Advisory Persons, Including Affiliated Directors by Virtue of Affiliation with the Adviser

A.	Incorporation of the Adviser’s Code of Ethics.

1. The Codes of Ethics of Nomura Asset Management U.S.A. Inc. and its affiliates serving as sub-advisers to the Corporation, including Nomura Asset Management Co., Ltd, Nomura Asset Management Singapore Limited, Nomura Asset Management Hong Kong Limited and Nomura Asset Management U.K. Limited, as revised from time to time, which have been adopted by the applicable Adviser entity and are each referred to herein as the “Adviser’s Code,” are attached as Appendices A-1 through A-5 hereto. Each Adviser’s Code is hereby incorporated herein by reference as the Corporation’s Code applicable to Access Persons and Advisory Persons, including Affiliated Directors of the Corporation who are officers, directors or employees of the applicable Adviser entity (or affiliates thereof).

2. Compliance with the applicable Adviser’s Code is deemed to satisfy the reporting and compliance requirements of the Corporation’s Code. A violation of the applicable Adviser’s Code related to the Corporation shall constitute a violation of the Corporation’s Code.

III.	Rules Applicable to Access Persons and Advisory Persons by Virtue of Affiliation with the Sub-Advisers

A.	Incorporation of the Sub-Advisers’ Codes of Ethics.

1. The Codes of Ethics of the Sub-Advisers, as revised from time to time, which have been adopted by the respective Sub-Adviser and are each referred to herein as the “Sub-Adviser’s Code,” are attached as Appendices B-1 and B-2 hereto. Each Sub-Adviser’s Code is hereby incorporated herein by reference as the Corporation’s Code applicable to Access Persons and Advisory Persons of the Corporation who are officers, directors or employees of the applicable Sub-Adviser (or affiliates thereof).

2. Compliance with the applicable Sub-Adviser’s Code is deemed to satisfy the reporting and compliance requirements of the Corporation’s Code. A violation of the applicable Sub-Adviser’s Code (related to the Corporation) shall constitute a violation of the Corporation’s Code.

IV.	Rules Applicable to Access Persons and Advisory Persons by Virtue of Affiliation with Foreside

A.	Incorporation of Foreside’s Code of Ethics.

1. The Code of Ethics of Foreside Financial Group LLC, as revised from time to time, which has been adopted by the Foreside entities and is referred to herein as the “Foreside Code,” is attached as Appendix C hereto. The Foreside Code is hereby incorporated herein by reference as the Corporation’s Code applicable to Access Persons and Advisory Persons, including Affiliated Officers of the Corporation who are officers, directors or employees of Foreside (or affiliates thereof).

2. Compliance with the Foreside Code is deemed to satisfy the reporting and compliance requirements of the Corporation’s Code. A violation of the Foreside Code (related to the Corporation) shall constitute a violation of the Corporation’s Code.

V.	Rules Applicable to the Unaffiliated Officers and Unaffiliated Directors

A.	Prohibited Purchases and Sales.

1. No Unaffiliated Director or Unaffiliated Officer of the Corporation shall purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

a. is being considered for purchase or sale by a series of the Corporation or the Adviser or the Sub-Advisers, or was being so considered, within the most recent 15 days; or

b. is being purchased or sold by a series of the Corporation or was purchased or sold by the Corporation within the most recent 15 days.

2. No Unaffiliated Director or Unaffiliated Officer of the Corporation shall engage in, or facilitate, Market Timing or Late Trading in a series of the Corporation.

3. No Unaffiliated Director or Unaffiliated Officer of the Corporation shall engage in, or facilitate, trading in any series of the Corporation, or in any security held or being considered for holding by any series of the Corporation, while in possession of material non-public information with respect to such series or security, respectively.

B.	Pre-Clearance.

Unaffiliated Directors and Unaffiliated Officers of the Corporation are not generally required to preclear their personal trades. In the event any such Unaffiliated Director or Unaffiliated Officer has, however, within the 15 days prior to the personal trade he/she is considering, learned about a specific security or company from a Corporation officer or other person in a position to know about contemplated transactions by a series of the Corporation, such Unaffiliated Director or Unaffiliated Officer must pre-clear trading such security or in any other security issued by such company with an individual appointed from time to time by the board of directors to pre-clear transactions and review reports (a “Review Officer”).

C.	Exempted Transactions.

The Prohibitions of Section V. A. and the pre-clearance procedures designated in Section V. B. of this Code shall not apply to:

1. purchases or sales effected in any account over which the Unaffiliated Director or Unaffiliated Officer has no direct or indirect influence or control;

2. purchases or sales which are non-volitional on the part of either the unaffiliated director or the series of the Corporation (that is, purchases which are part of an automatic dividend reinvestment plan, demutualizations, stock splits, stock gained from mergers or spin-offs, automatic tender offers or stock dividends);

3. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer (as opposed to the purchase or sale of such rights or the sale of securities received upon exercise of rights); and

4. purchases or sales of securities which are not permitted to be held or acquired by a series of the Corporation, provided that the securities that are the subject of the transaction are not convertible or exercisable into securities which are permitted to be held or acquired by a series of the Corporation.

If in doubt, an Unaffiliated Director or Unaffiliated Officer should discuss his/her situation with the Review Officer and the Corporation’s chief compliance officer (“CCO”) prior to relying on one of the exceptions listed above.

D.	Reporting.

1. Unaffiliated Directors who are nonetheless Interested Directors and Unaffiliated Officers. Every Unaffiliated Director who is an Interested Director and every Unaffiliated Officer shall file with the Review Officer, or his/her designee, a quarterly transaction report (Attachment A to this Code, which shall indicate the quarter of the report as well as the date it was submitted and shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected) with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, whether or not one of the exemptions listed in V. C. above applies; provided, however, that no person shall be required to make a report with respect to (a) non-volitional transactions of the type described above or (b) transactions effected for any account over which such person does not have any direct or indirect influence or control. Each such Unaffiliated Officer or Unaffiliated Director, shall also file with the Review Officer, or his/her designee, holdings reports (within ten (10) days of commencing service as a director or officer, and, annually thereafter, a report showing all holdings of securities in which he/she has beneficial ownership (which information must be current as of a date no more than 45 days prior to (a) the date the person becomes an Access Person or (b) the date the annual report is submitted) (use Attachments B and C). Such reports must be filed even if the officer or director has no holdings).

2. Unaffiliated Directors who are not Interested Directors. These Directors normally do not need to report personal security transactions or personal holdings. However, every such director shall file with the Review Officer, or his/her designee, a quarterly transaction report (Attachment A to this Code) with respect to transactions in any security in which such director has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, whether or not one of the exemptions listed in Section IV. C. applies, if such director at the time of that transaction, knew or, in the ordinary course of fulfilling his/her official duties as a director of the Corporation, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the director: (i)

such security was purchased or sold by a series of the Corporation; or (ii) such security was being considered for purchase or sale by a series of the Corporation or the Adviser or the Sub-Advisers; provided, however, that in any case, such director shall not be required to make a report with respect to (a) non-volitional transactions of the type described above or (b) transactions effected for any account over which such director does not have any direct or indirect influence or control. Such quarterly transaction report shall indicate the date it was submitted and shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected. Attachment A to this Code shall be used to report transactions required to be reported pursuant hereto.

3. Any transaction or holdings report may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect beneficial ownership in the security to which the report relates.

4. Annually, all Unaffiliated Directors and Unaffiliated Officers shall also promptly submit an “Annual Acknowledgement of Obligations Under the Corporation’s Code of Ethics” (use Attachment C to this Code) upon such report being requested from a director or officer by the Review Officer or his/her designee.

E.	Review.

1. The Review Officer or his/her designee shall compare the reported personal holdings and personal securities transactions with completed and contemplated portfolio transactions of a series of the Corporation to determine whether any transactions (“Reviewable Transactions”) listed in Section V. A. may have occurred.

2. If a Reviewable Transaction may have occurred, the Review Officer shall submit the report and pertinent information concerning completed or contemplated portfolio transactions of a series of the Corporation to the CCO, who shall consult with counsel to the Corporation. The CCO shall determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by an unaffiliated director, the CCO shall give such person an opportunity to supply additional information regarding the transaction in question.

F.	Sanctions.

If the CCO determines that a violation of this Code has occurred, the CCO shall so advise a committee consisting of Disinterested Directors, other than the person whose transaction is under consideration, and shall provide the committee with the report, the record of pertinent actual or contemplated portfolio transactions of a series of the Corporation and any additional material supplied by such person. The committee, at its option, shall either impose such sanction as it deems appropriate or refer the matter to the board of directors, which shall impose such sanctions as are deemed appropriate. The sanctions that may be imposed hereunder include, without limitation, reversing the improper personal securities transaction and/or disgorging any profit realized, censure, imposition of restrictions on personal trading and fines.

VI.	Miscellaneous

A.	Amendments to Corporation’s, Adviser’s, Sub-Advisers’ and Foreside’s Codes of Ethics.

Any material amendments to this Code shall be approved by the board of directors of the Corporation. Any amendment to an Adviser’s Code shall be deemed an amendment to Section II. A. 1. of this Code provided that any material amendment to any part of an Adviser’s Code of Ethics incorporated herein must be approved by the board of directors of the Corporation within six (6) months of the change. Any amendment to a Sub-Adviser’s Code shall be deemed an amendment to Section III. A. 1. of this Code provided that any material amendment to any part of a Sub-Adviser’s Code of Ethics incorporated herein must be approved by the board of directors of the Corporation within six (6) months of the change. Any amendment to Foreside Code shall be deemed an amendment to Section IV.A.1. of this Code provided that any material amendment to any part of Foreside Code incorporated herein must be approved by the board of directors of the Corporation within six (6) months of the change.

B.	Annual Report.

The Review Officer or his/her designee shall report at least annually to the CCO and the board of directors concerning issues arising under this Code or existing procedures and any material changes to those procedures, as well as any material violations and sanctions imposed during the past year which related to the Corporation or any of its series. Such report shall be in writing and include any certification required by Rule 17j-1(c)(2) or other applicable law. Such report may be made jointly with the reports provided by the Adviser entities, each Sub-Adviser and/or Foreside pursuant to Rule 17j-1(c)(2) or, if made separately, need not duplicate information provided in the Adviser’s or each Sub-Adviser’s or Forside’s report.

C.	Records.

The Corporation shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm or such other medium permitted under Rule 31a-2(f) under the 1940 Act and shall be made available for examination by representatives of the Securities and Exchange Commission.

1. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect with respect to the Corporations’ Access Persons or Advisory Persons shall be preserved in an easily accessible place;

2. A record of any violation of such code(s) of ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3. A copy of each report made by an officer or director pursuant to such code(s) of ethics, including any information provided in lieu of such reports, shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to such code(s) of ethics shall be maintained in an easily accessible place;

5. A list of names of all persons who are, or within the past five years, have been responsible for reviewing any transaction or holdings reports filed pursuant to such code(s) shall be maintained in an easily accessible place; and

6. A copy of each report made to the board of directors pursuant to such code(s) shall be maintained for at least five (5) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place.

7. A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel (as such term is defined in Rule 17j-1(a)(7)) of securities under paragraph (e) of Rule 17j-1 for at least five (5) years after the end of the fiscal year in which the approval is granted.

D.	Confidentiality.

All reports of securities transactions and any other information filed with the Corporation pursuant to this Code shall be treated as confidential, except as otherwise provided herein.

E.	Interpretation of Provisions.

The board of directors may from time to time adopt such interpretations of this Code as it deems appropriate.

Amended:	April 2002
Amended:	October 2002
Amended:	April 2003
Amended:	April 2004
Amended:	June 2004
Amended:	September 2004
Amended:	January 2005
Amended:	April 2005
Amended:	July 2005
Amended:	April 2006
Amended:	April 2007
Amended:	October 2007
Amended:	October 2008
Amended:	December 2008
Amended:	July 2009
Amended:	January 2010
Amended:	February 2012

Attachment A

CONFIDENTIAL

Return Completed Form to: Foreside Financial Group, LLC, Attention: David Whitaker, Three Canal Plaza, Suite 100, Portland, ME 04101,

NOMURA PARTNERS FUNDS, INC.

QUARTERLY PERSONAL TRADING REPORT

Code of Ethics, V. D. Report for Review Under V. E.

                    , 20

[quarter & date]

Print Name

The form on the next page discloses for the quarterly period above all acquisitions and dispositions noted in the definition of “Reportable Transactions” below.

Signature Date

* Reportable transactions are all acquisitions or dispositions (e.g., exercise of rights, receipt of a gift), regardless of size, in securities, including a series of Nomura Partners Funds, Inc., or derivatives (including futures & options), except transactions in (a) direct obligations of the U.S. Government, (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and (c) shares of registered open-end investment companies (mutual funds) other than a series of Nomura Partners Funds, Inc. Non-volitional transactions are not required to be reported. The following types of transactions will be deemed non-volitional: stock splits, automatic tender offers, stock gained from mergers or spin-offs, stock dividends, demutualizations and transactions which are part of an automatic investment plan.

Attachment A

SALES OR OTHER DISPOSITIONS

Security Type	Units	Ticker/ Cusip	Issuer/ Company	Trade Date	Price	Principal Amount	Broker/ Dealer/ Bank(1)	Acct #	Interest Rate(2)	Maturity Date(2)	Gift/ AIP/ NBI(3)

PURCHASE OR OTHER ACQUISITIONS

Security Type	Units	Ticker/ Cusip	Issuer/ Company	Trade Date	Price	Principal Amount	Broker/ Dealer/ Bank(1)	Acct #	Interest Rate(2)	Maturity Date(2)	Gift/ AIP/ NBI(3)

IF YOU ARE AN OFFICER OR AN INTERESTED DIRECTOR PLEASE RESPOND TO THE FOLLOWING QUESTION:

DID YOU ESTABLISH ANY INVESTMENT ACCOUNTS (i.e., BROKER/DEALER/BANK) THIS QUARTER? IF SO, INSERT THE FOLLOWING INFORMATION BELOW:

Name of Broker, Dealer or Bank where account was established

Account Number

Date Account was opened

FOOTNOTES

(1)	If you have made a direct issuer trade (i.e. traded directly with the company) enter N/A in this column.
(2)	For Fixed Income securities only.
(3)

Indicate here if transaction is a Gift, Automatic Investment Plan (AIP), or No Beneficial Ownership (NBI-you claim that you do not have any direct or indirect beneficial ownership in such transactions).

NOTE: Use additional forms if necessary to report all transactions.

Attachment B

CONFIDENTIAL

NOMURA PARTNERS FUNDS, INC.

PERSONAL SECURITIES HOLDINGS REPORT – Code of Ethics, V. D. Report for Review under V.E.

TO BE FILED: (1) UPON COMMENCEMENT OF SERVICE, AND (2) ANNUALLY THEREAFTER

Return To: Foreside Financial Group, LLC, Attention: David Whitaker, Three Canal Plaza, Suite 100, Portland, ME 04101,

Name

(print)

Symbol (or CUSIP)	Issuer/ Company	Security Type	Principal Amt.	Number of Shares	Name of Broker/ Dealer or Bank	Account Number	Name in which Security/ Acct. is held

The undersigned does not by this report admit that he/she has any direct or indirect beneficial ownership in the securities listed.

☐ I certify that the securities listed above and/or the holdings statements attached reflect all my reportable securities holdings as of a date not earlier than 45 days prior to the date of my submission of this Report.

☐ I currently have no reportable securities holdings to report.

Not all securities are required to be reported. Reportable Securities holdings do not include direct obligations of the U.S. Government, shares of open-end investment companies (mutual funds) except a series of Nomura Partners Funds, Inc., bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

Signature	Date

Attachment C	CONFIDENTIAL

Return Completed Form to: Foreside Financial Group, LLC, Attention: David Whitaker, Three Canal Plaza, Suite 100, Portland, ME 04101

NOMURA PARTNERS FUNDS, INC.

Annual Acknowledgement of Obligations Under the Corporation’s Code of Ethics

V. D. Report for Review Under V. E.

Name (print clearly)

I.	CODE OF ETHICS

I understand that my signature below means that I have read/reread and understand the Corporation’s Code of Ethics. Further, I have reported all personal holdings and transactions required to be reported pursuant to the requirements of the Code and have complied with the provisions of the Code of Ethics applicable to me over the past year and will continue to comply with such provisions.

II.	CHECK THE APPROPRIATE STATEMENTS:

(a)	☐ I am an Unaffiliated Director, who is not an Interested Director and thus I am not required to provide duplicate account statements or disclose the existence of brokerage accounts; or

(b)	(1) ☐ I am an Unaffiliated Director who is nonetheless an Interested Director	or	☐ I am an Unaffiliated Officer.

and

(2) ☐ The following is a complete list of all broker, dealer or bank accounts that contain holdings wherein I have beneficial ownership:

	Account Number		Broker Name

and

(3) ☐ I have submitted a supplemental report of all current holdings concurrently herewith (Use Attachment B to list additional holdings not on file).

Signature	Date